UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

View Systems, Inc.

(Exact name of registrant as specified in its charter)

Florida	59-2928366

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1100 Wilso Drive, Baltimore, Maryland, 21223

(Address of Principal Executive Offices) (Zip Code)

View Systems Consulting Agreements

(Full title of plans)

Gunther Than, Chief Executive Officer, 1100 Wilso Drive, Baltimore, Maryland, 21223

(Name and address of agent for service)

(410) 646-3000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each		Proposed maximum	Proposed maximum
class of securities	Amount to be	offering price	aggregate offering	Amount of
to be registered	registered(1)	per share(2)	price	registration fee(3)

Common Stock	565,000	$0.435	$245,775	$22.61

(1)	The board of directors of the corporation has approved the issuance of 125,000 shares to Josh Sall, 140,000 shares to Alex Klimm, 50,000 shares to Jeff Michel, and 250,000 shares to David Bromberg in exchange for providing services to the corporation.

(2)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c).

(3)	Calculated pursuant to Rule 457(c) based upon the average of the ask and bid price of the Common Stock as of July 10, 2002.

PROSPECTUS

View Systems, Inc.

1100 Wilso Drive

Baltimore, Maryland 21223

565,000 SHARES OF COMMON STOCK

     This Prospectus relates to the offer and sale by View Systems, Inc. a Florida corporation (the “Company”), of shares of its $.001 par value common stock (the “Common Stock”) to certain consultants of the Company (each a “Consultant”) pursuant to an agreement entered into between the Company and each Consultant. The Company is registering hereunder and then issuing 565,000 shares of Common Stock to the Consultants in consideration for services already rendered.

     The Common Stock is not subject to any restriction on transferability. Recipients of shares other than persons who are affiliates of the Company within the meaning of the Securities Act of 1933, as amended, may sell all or part of the shares in any way permitted by law including sales in the over-the-counter market at prices prevailing at the time of such sale. Generally, an affiliate is any director, executive officer or controlling shareholder of the Company or any person who directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with a person who controls, the Company. The affiliates of the Company may become subject to Section 16(b) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) which would limit their discretion in transferring the shares acquired in the Company. If a Consultant is not now an affiliate but becomes an affiliate of the Company in the future, he would then be subject to Section 16(b) of the Exchange Act.

The Common Stock is listed on the OTC Bulletin Board under the symbol VYST.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus is not part of any other registration statement that has been filed and been declared effective under the Securities Act of 1933, as amended (the “Securities Act”) by the Company. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings of the Company with the United States Securities and Exchange Commission (the “Commission”) are qualified in their entirety by the reference thereto.

     A copy of any document or part thereof incorporated by reference in this Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to View Systems, 1100 Wilso Drive, Baltimore, Maryland 21223.

     The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. These reports as well as the proxy statements information statements and other information filed by the Company under the Exchange Act may be reviewed and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Washington, D.C., 20549. Copies may be obtained at the prescribed rates.

     No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus, and if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer or a solicitation by anyone in any state in which such is not authorized or in which the person making such is not qualified or to any one to whom it is unlawful to make an offer or solicitation.

     Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has not been a change in the affairs of the Company since the date hereof.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement filed by View Systems, Inc. (the “Registrant”) omits the information specified in Part 1 (Items 1 and 2) of Form S-8. The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b) of the Securities Act. Such documents are not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The following documents have been filed by the Registrant with the Commission and are incorporated herein by reference:

(1)	Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.

(2)	Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2002, September 30, 2001 and June 30, 2001.

(3)	Definitive Proxy Statement on Form 424(b)(3) dated December 21, 2001.

     All reports and other documents filed by the Registrant subsequent to the date hereof pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered under the plan have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

     All statements contained in this document, all or a portion of which are incorporated by reference herein, shall be deemed modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Registration Statement except as so modified, and any statement so superseded shall not be deemed to constitute part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

     The securities being registered are Common Stock $.001 par value.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Michael Eisner, counsel to the Registrant, received 45,000 shares of the common stock of the Registrant for services rendered. These shares are included in a separate registration statement.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Section 607.0850(1) and (2) of the Florida Statutes, a corporation shall have power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation also shall have power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof.

     Under Section X of the Registrant’s Amended and Restated Articles of Incorporation, the Registrant shall indemnify to the fullest extent authorized or permitted by the Florida Business Corporation Act, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he is or was a director of the Registrant, or is or was serving at the request of the Registrant as a director of another corporation. Unless otherwise expressly prohibited by the Florida Business Corporation Act, and except as otherwise provided in the foregoing sentence, the Board of Directors of the Registrant shall have the sole and exclusive discretion, on such terms and conditions as it shall determine, to indemnify, or advance expenses to, any person made, or threatened to be made, a party to any action, suit or proceeding by reason of the fact that he is or was an officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as an officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. No person falling within the purview of the foregoing sentence may apply for indemnification or advancement of expenses to any court of competent jurisdiction.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not Applicable

ITEM 8. EXHIBITS

     The following exhibits are filed as part of this S-8 Registration Statement pursuant to Item 601 of Regulation S-K and are specifically incorporated herein by this reference:

Exhibit No.	Title

4.	Not Applicable
5.	Opinion of Michael Eisner regarding the legality of the securities registered.
15.	Not required.
23.1	Consent of legal advisor (included in legal opinion)
23.2	Consent of auditor.

ITEM 9. UNDERTAKINGS

     (1)  The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, State of Maryland, on this 12th day of July, 2002.

VIEW SYSTEMS, INC.

By: /s/ Gunther Than

Gunther Than, Chief Executive Officer